EXHIBIT 99.1

News Release dated September 9, 2014

New Western Energy Satisfies $1,040,000 of Its Outstanding Debt

IRVINE, Calif., Sept. 9, 2014 (GLOBE NEWSWIRE) -- New Western Energy Corp. (NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced it has fully satisfied all of its outstanding obligations owed to Hillair Capital Investments, LP ("Hillair"), for a total sum of $1,040,000. Pursuant to the terms of the transactions agreements the payment of $1,040,000 represents a full extinguishment of all outstanding debt obligations owed to Hillair and cancels Hillair's first priority security interest in all of the Company's and its subsidiaries assets.

New Western sold two of its oil and gas leases in Wilson County, Kansas that it had previously purchased in December 2013 for $470,000 for $1,040,000, in order to effect the debt repayment to Hillair.

Javan Khazali, President and CEO of New Western, stated, "We are very pleased to satisfy our financial obligations to Hillair and have a meaningful gain on the sale of our leases. Our strategy to continue our drilling efforts and rework of our oil and gas wells remains our core directive and we look forward to exciting developments on multiple projects in due course."

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Investor Relations Contact:

Scott Gordon

President

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

631 703 4900

scottg@corprominence.com

www.corprominence.com